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                                                                     Exhibit 4.4


                       THIRD AMENDMENT TO CREDIT AGREEMENT

     This THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of September 25, 2003 (the "THIRD AMENDMENT"), is entered into among NASHUA CORPORATION, a Massachusetts corporation (the "BORROWER"), whose address is 11 Trafalgar Square, 2nd Floor, Nashua, New Hampshire 03063, FLEET NATIONAL BANK, a national Banking association ("FLEET") and LASALLE BANK NATIONAL ASSOCIATION, a national Banking association ("LASALLE", TOGETHER WITH FLEET, THE "BANKS" AND AS AGENT FOR THE BANKS "AGENT"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603

                                R E C I T A L S:

     A. The Borrower and the Banks entered into that certain Credit Agreement dated as of March 1, 2002, as amended by that certain First Amendment to Credit Agreement, dated as of July 15, 2003 and that certain Waiver and Second Amendment to Credit Agreement, dated as of July 24, 2003 (as further amended, restated and modified from time to time, the "CREDIT AGREEMENT").

     B. At the present time the Borrower requests, and the Banks are agreeable to (i) a new definition defining Adjusted EBITDA under Section 1.1 and (ii) an adjustment to the EBITDA financial covenant contained in Section 10.6.3, pursuant to the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Banks hereby agree as follows:

                              A G R E E M E N T S:

     1.   RECITALS

     The foregoing Recitals are hereby made a part of this Third Amendment.

     2.   DEFINITIONS

     Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.

     3.   AMENDMENTs TO THE CREDIT AGREEMENT

          3.1 Adjusted EBITDA Definition. Section 1.1 of the Credit Agreement is hereby amended by inserting, in its proper alphabetic position, the definition of Adjusted EBITDA to read as follows:

          "Adjusted EBITDA means, for any period, EBITDA for the period of the four fiscal quarters most recently ended, plus (i) restructuring, nonrecurring, one-time charges mutually agreed upon, (ii) non-cash

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     expenses mutually agreed upon, and (iii) proforma adjustments mutually agreed upon for acquisitions."

          3.2 Adjusted EBITDA. Section 10.6.3 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "Adjusted EBITDA. Not permit Adjusted EBITDA to be less than the applicable amount set forth below for such Computation Period:

     Computation Periods
           Ending                                Adjusted EBITDA
     -------------------                         ---------------
     September 30, 2003                            $11,600,000

     December 31, 2003                             $12,000,000

     March 31, 2004                                $12,250,000

     June 30, 2004                                 $12,500,000

     September 30, 2004                            $12,750,000

     December 31, 2004 and all                     $13,000,000
     times thereafter"

          3.3 Exhibit B. All references in the Credit Agreement to Exhibit B shall be deemed to be references to the revised Exhibit B in the form of Attachment A attached hereto and made a part hereof.

     4.   REPRESENTATIONS AND WARRANTIES

     To induce the Banks to enter into this Third Amendment, the Borrower hereby certifies, represents and warrants to the Banks that:

          4.1  Organization

     The Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The exact legal name of the Borrower is as set forth in the preamble of this Third Amendment, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name, except that some of its operations were conducted under the name Rittenhouse, Rittenhouse Paper Company or Rittenhouse, L.L.C. prior to 2002. The Borrower will not change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure.


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          4.2  Authorization

     The Borrower is duly authorized to execute and deliver this Third Amendment and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended hereby, and to perform its obligations under the Credit Agreement, as amended hereby.

          4.3  No Conflicts

     The execution and delivery of this Third Amendment and the performance by the Borrower of its obligations under the Credit Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation of the Borrower or of any agreement binding upon the Borrower.

          4.4  Validity and Binding Effect

     The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

          4.5  Compliance with Credit Agreement

     The representation and warranties set forth in Section 9 of the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Banks and except for such changes as are specifically permitted under the Credit Agreement. In addition, the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended hereby, including, but not limited to, those set forth in Section 10 thereof.

          4.6  No Event of Default

     As of the date hereof, no Event of Default under Section 12 of the Credit Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

     5.   CONDITIONS PRECEDENT

     This Third Amendment shall become effective as of the date above first written after receipt by the Banks of the following documents (and the date on which all such conditions precedent have been satisfied or waived by the Banks shall be called the "THIRD AMENDMENT EFFECTIVE DATE"):


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          5.1  Third Amendment

     This Third Amendment executed by the Borrower and the Banks.

          5.2  Resolutions

     A certified copy of resolutions of the Board of Directors and/or shareholders of the Borrower authorizing the execution, delivery and performance of this Third Amendment and the related loan documents.

          5.3  Other Documents

     Such other documents, certificates and/or opinions of counsel as the Banks may request.

     6.   GENERAL

          6.1  Governing Law; Severability

     This Third Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Credit Agreement and this Third Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this Third Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Credit Agreement and this Third Amendment.

          6.2  Successors and Assigns

     This Third Amendment shall be binding upon the Borrower and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Banks and the successors and assigns of the Banks.

          6.3  Continuing Force and Effect of Loan Documents

     Except as specifically modified or amended by the terms of this Third Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Third Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents.

          6.4  Financing Statements

     The Borrower hereby irrevocably authorizes the Banks at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by


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part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

          6.5  References to Credit Agreement

     Each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

          6.6  Expenses

     The Borrower shall pay all costs and expenses in connection with the preparation of this Third Amendment and other related loan documents, including, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of the Banks or any affiliate or parent of the Banks. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

          6.7  Counterparts

     This Third Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

                            [Signature Page Follows]

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     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Credit Agreement as of the date first above written.


WITNESS:                                NASHUA CORPORATION

/s/ Margaret Callan                     By: /s/ John L. Patenaude
                                        Name: John L. Patenaude
                                        Title: Vice President-Finance, Chief
                                               Financial Officer and Treasurer


WITNESS:                                LASALLE BANK NATIONAL
                                        ASSOCIATION, as Agent

/s/ Erica Scully
--------------------------------
                                        By: /s/ Brian Sullivan
                                        Name: Brian Sullivan
                                        Title: Vice President


WITNESS:                                LASALLE BANK NATIONAL
                                        ASSOCIATION, as Issuing Bank and as a
                                        Bank
/s/ Erica Scully
-------------------------------
                                        By: /s/ Brian Sullivan
                                        Name: Brian Sullivan
                                        Title: Vice President


WITNESS:                                FLEET NATIONAL BANK, as a Bank

/s/ Signature Illegible                 By: /s/ Kenneth R. Sheldon
                                        Name: Kenneth R. Sheldon
                                        Title: Vice President

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                                  ATTACHMENT A

                                    EXHIBIT B

                         FORM OF COMPLIANCE CERTIFICATE

To:       LaSalle Bank National Association, as Agent

     Please refer to the Credit Agreement dated as of March 1, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") among Nashua Corporation (the "Company"), various financial institutions and LaSalle Bank National Association, as Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I. Reports. Enclosed herewith is a copy of the [annual audited/monthly] report of the Company as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations (subject to the absence of footnotes and to normal year-end adjustments) of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II. Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit
     Agreement:

A.   SECTION 10.6.1 - MINIMUM FIXED CHARGE COVERAGE RATIO

1.   Consolidated Net Income                      $________

2.   Plus: Interest Expense                       $________
     income tax expense                           $________
     depreciation                                 $________
     amortization                                 $________

3.   Total (EBITDA)                               $________

4.   Income taxes paid                            $________

5.   Capital Expenditures                         $________

6.   Sum of (4) and (5)                           $________

7.   Remainder of (3) minus (6)                   $________

8.   Interest Expense                             $________

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9.   Required payments of
     principal of Funded Debt
     (including Term Loans but
     excluding Revolving Loans)                   $________

10.  Sum of (8) and (9)                           $________

11.  Ratio of (7) to (10)                         ____ to 1

12.  Minimum Required                             ____ to 1

B.   SECTION 10.6.2 - MAXIMUM FUNDED DEBT TO EBITDA RATIO

1.   Funded Debt                                  $________

2.   EBITDA                                       $________
     (from Item A(3) above)

3.   Ratio of (1) to (2)                          ____ to 1

4.   Maximum allowed                              ____ to 1

C.   SECTION 10.6.3-MINIMUM ADJUSTED EBITDA

1.   EBITDA
     (from Item A(3) above)                       $_________

2.   Restructuring, nonrecurring,
     one-time charges mutually
     agreed upon                                  $_________

3.   Non-cash expenses mutually
     agreed upon                                  $_________

4.   Proforma adjustments mutually
     agreed upon for acquisitions                 $_________

5.   Sum of (1), (2), (3), and (4)                $_________

6.   Minimum required                             $_________

D.   SECTION 10.6.4 - CAPITAL EXPENDITURES

1.   Capital Expenditures for the
     Fiscal Year                                  $__________

2.   Maximum Permitted Capital
     Expenditures                                 $__________

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III. Pricing Schedule Computation

TOTAL DEBT TO EBITDA RATIO

1.   Total Debt                                   $__________

2.   EBITDA (from item A(3) above)                $__________

3.   Ratio of (1) to (2)                          ____ to 1

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.


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